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                                                                    EXHIBIT 23.2


                             Accountants' Consent



The Board of Directors
Metro Financial Corporation:

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Proxy Statement/Prospectus. Our report dated February 17, 1995, refers to a change in the method of accounting for income taxes in 1993 to adopt the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" and a change in the method of accounting for investment securities to adopt the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" at December 31, 1993.



                                                  /s/ KPMG PEAT MARWICK LLP




Atlanta, Georgia
December 11, 1995